UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Universal Health Realty Income Trust

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April 24, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Universal Health Realty Income Trust (the “Trust”) which will be held on Thursday, June 4, 2009 at 10:00 AM, at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election by our shareholders of two Class II Trustees, to serve for a term of three years, until the annual election of Trustees in the year 2012 and election and qualification of their successors; and

(2)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”) you received in the mail and in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. We have elected to provide access to our Proxy Materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. If you want more information, please see the Questions and Answers section of this Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please either vote by telephone or internet or, if you received printed Proxy Materials and wish to vote by mail, by promptly signing and returning your proxy card in the enclosed envelope. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Trust and be available for your comments and discussion relating to the Trust.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller
Chairman of the Board,
Chief Executive Officer and President

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 4, 2009

Notice is hereby given that the Annual Meeting of Shareholders of Universal Health Realty Income Trust (the “Trust”) will be held on Thursday, June 4, 2009 at 10:00 AM, at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election by our shareholders of two Class II Trustees, to serve for a term of three years, until the annual election of Trustees in the year 2012 and election and qualification of their successors; and

(2)	to transact such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote at the Annual Meeting only if you were a shareholder of record at the close of business on April 6, 2009. You are cordially invited to attend the Annual Meeting in person.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE OR INTERNET OR, IF YOU RECEIVED PRINTED PROXY MATERIALS AND WISH TO VOTE BY MAIL, MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Thursday, June 4, 2009:

The Proxy Statement and Annual Report to Shareholders are available at

www.edocumentview.com/UHT2009

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano
Secretary

King of Prussia, Pennsylvania

April 24, 2009

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA 19406

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q: Why am I receiving these materials?

A:	This Proxy Statement and enclosed forms of proxy (first mailed to shareholders who requested to receive printed Proxy Materials on or about April 24, 2009) are furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders, or at any adjournment thereof. A Notice Regarding the Availability of Proxy Materials was first mailed to all of our other shareholders beginning on or about April 24, 2009. The Annual Meeting will be held on Thursday, June 4, 2009 at 10:00 a.m., at our offices located at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

2.	Q: What is the purpose of the Annual Meeting?

A:	The Annual Meeting is being held to: (1) elect two Class II Trustees, who will serve for a term of three years until the annual election of Trustees in the year 2012 and the election and qualification of their successors; and (2) transact such other business as may properly be brought before the meeting or any adjournment thereof. We will also discuss our business and be available for your comments and discussion.

3. Q:	Why did Shareholders receive a notice in the mail regarding the internet availability of Proxy Materials instead of a full set of Proxy Materials?

A:	In accordance with rules adopted by the Securities and Exchange Commission, we may furnish Proxy Materials, including this Proxy Statement and our Annual Report to Shareholders, to our shareholders by providing access to such documents on the internet instead of mailing printed copies. Most shareholders will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice, which was mailed to shareholders, will instruct you as to how you may access and review all of the Proxy Materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper or e-mail copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice.

4.	Q: How do I get electronic access to the Proxy Materials?

A:	The Notice will provide you with instructions regarding how to view our Proxy Materials for the Annual Meeting on the internet.

5.	Q: Are these materials available on the internet?

A:	Yes. In accordance with the “notice and access” rule adopted by the U.S. Securities and Exchange Commission, or SEC, we are making available the Proxy Materials to all of our shareholders on the internet. Please visit www.edocumentview.com/UHT2009.

6.	Q: Who may attend the Annual Meeting?

A:	Shareholders of record as of the close of business on April 6, 2009, or their duly appointed proxies, may attend the meeting. Shareholders whose shares are held through a broker or other nominee will need to bring a copy of a brokerage statement reflecting their ownership of our shares as of the record date.

7.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only shareholders of record as of the close of business on April 6, 2009 are entitled to vote at the Annual Meeting. On that date, 11,868,159 shares of beneficial interest, par value $.01 per share, were outstanding.

8.	Q: Who is soliciting my vote?

A:	The principal solicitation of proxies is being made by our Board of Trustees by mail. Certain of our officers and employees and certain officers and employees of UHS of Delaware, Inc. (our “Advisor”), a wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”), or its affiliates, none of whom will receive additional compensation therefore, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

9.	Q: What items of business will be voted at the Annual Meeting?

A:	The item of business that will be voted is the election of two Class II Trustees, who will serve for a term of three years until the annual election of Trustees in the year 2012 and the election and qualification of their successors.

10.	Q: How does the Board of Trustees recommend that I vote?

A:	The Board of Trustees recommends that you vote your shares FOR the nominees for Class II Trustees.

11.	Q: How will voting on any other business be conducted?

A:	Other than the items of business described in this Proxy Statement, we know of no other business to be presented for action at the Annual Meeting. As for any other business that may properly come before the Annual Meeting, your signed proxy confers discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment.

12.	Q: What is the difference between a “stockholder of record” and a “street name” holder?

A:	These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

13.	Q: How do I vote my shares if I am a stockholder of record?

A:	For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials you received in the mail or, if you received printed proxy materials, your enclosed proxy card. If you received printed proxy materials, you may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope, or you may vote by telephone or internet. Unless otherwise indicated on the proxy, shares represented by any proxy will, if the proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” the nominees for Trustee. You may also vote by telephone or internet.

14.	Q: How do I vote by telephone or electronically?

A:	Instead of submitting your vote by mail on the enclosed proxy card (if you received printed proxy materials), your vote can be submitted by telephone or electronically, via the internet. Please refer to the specific instructions set forth on the Notice Regarding the Availability of Proxy Materials or, if you received printed Proxy Materials, on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder.

15.	Q: How do I vote my shares if they are held in street name?

A:	If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.

16.	Q: Can I change or revoke my vote?

A:	Yes. Any proxy executed and returned to us is revocable by delivering a later signed and dated proxy or other written notice to our Secretary at any time prior to its exercise. Your proxy is also subject to revocation if you are present at the meeting and choose to vote in person.

17.	Q: What is the vote required to approve the proposal?

A:	For the election of the Trustees, the two nominees receiving the highest number of affirmative votes of the shares of beneficial interest, present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as the Class II Trustees. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the nominees in the absence of instruction to the contrary.

18.	Q: What constitutes a “quorum”?

A:	The shareholders entitled to vote at the meeting representing a majority of the total number of votes authorized to be cast by shares of beneficial interest then outstanding and entitled to vote on any question present in person or by proxy shall constitute a quorum at any such meeting for action on such question. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares to be considered present at the meeting.

19.	Q: What are our voting rights?

A:	Each share is entitled to one vote on the matters to be presented at the meeting.

20.	Q: What if I abstain from voting or withhold my vote?

A:	If you are entitled to vote at the Annual Meeting, you can abstain from voting or withhold authority to vote. If you attend the meeting or send in your signed proxy with instructions to withhold authority to vote for the proposal, you will be counted for the purposes of determining whether a quorum exists.

With respect to the election of the Trustees, abstentions and instructions on the accompanying proxy card to withhold authority to vote will result in the nominees receiving fewer votes. However, the number of votes otherwise received by the nominees will not be reduced by such action.

21. Q:	Will my shares be voted if I do not sign and return my proxy card or do not vote by internet or telephone?

A:	If you are a registered shareholder and you do not sign and return your proxy card or do not vote by internet or telephone, your shares will not be voted at the Annual Meeting. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at their discretion on routine matters, but may not vote your shares on non-routine matters.

Under the New York Stock Exchange rules, the proposal relating to the election of the Trustees is deemed to be a routine matter with respect to which brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

22.	Q: What is a “broker non-vote”?

A:	“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regulatory Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on non-routine matters.

Since the election of the Trustees is a routine matter, a broker may turn in a proxy card voting shares at its discretion and without receiving instructions from you.

23.	Q: What is the effect of a broker non-vote?

A:	With respect to the election of a Trustee, broker non-votes are treated as shares as to which the beneficial owners have withheld voting authority and therefore are shares not entitled to vote on the matter. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum and will result in the nominees for Trustee receiving fewer votes. However, the number of votes otherwise received by the nominees will not be reduced by such action.

24.	Q: Who will count the votes?

A:	Our Secretary will count the votes and serve as inspector of elections.

25. Q:	When are shareholder proposals due in order to be included in our Proxy Statement for the 2010 Annual Meeting?

A:	Any proposal that you wish to present for consideration at the 2010 Annual Meeting must be received by us no later than January 2, 2010. This date provides sufficient time for inclusion of the proposal in the 2010 proxy materials.

26.	Q: Can I receive more than one set of Annual Meeting materials?

A:	If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report and Proxy Statement. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to our Secretary at Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406, telephone (610) 265-0688. If you share an address with another shareholder and (i) would like to receive multiple copies of the Proxy Statement or Annual Report to Shareholders in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

27. Q:	How can I obtain additional information about Universal Health Realty Income Trust (the “Trust”)?

A:	Copies of our Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2008 and our other annual, quarterly and current reports we file with the Securities and Exchange Commission, and any amendments to those reports, are available free of charge on our website, which is located at http://www.uhrit.com. Copies of these reports will be sent without charge to any shareholder requesting such copies in writing to our Secretary at Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406. The information posted on our website is not incorporated into this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2009, the number of shares and the percentage of our outstanding shares beneficially owned, within the meaning of Securities and Exchange Commission Rule 13d-3, (i) by each person who is known to us to own beneficially more than 5% of our shares; (ii) by each Trustee and Trustee nominee and each executive officer named in the Summary Compensation Table, and; (iii) by all Trustees and executive officers as a group. No shares are pledged as security by any of our Trustees or executive officers.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Universal Health Services, Inc. 367 South Gulph Road King of Prussia, PA 19406	787,543		6.6%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	872,026	(2)	7.3%
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	907,068	(3)	7.6%
Miles L. Berger Berger Management Services, LLC 737 N. Michigan Ave., Suite 1570 Chicago, IL 60611	7,225	(4)	(5)
James E. Dalton, Jr. 6505 Edinburgh Drive Nashville, TN 37221	6,225	(4)	(5)
Elliot J. Sussman, M.D. Lehigh Valley Hospital & Health Network Cedar Crest Blvd. & Interstate 78 Allentown, PA 18105	4,225	(4)	(5)
Myles H. Tanenbaum A Wish Come True 2522 Pearl Buck Road Bristol, PA 19007	11,225	(4)	(5)
Randall C. Stein WP Realty, Inc. 940 Haverford Road Bryn Mawr, PA 19010	865	(6)	(5)
Alan B. Miller	137,898	(4)(7)	1.2%
Marc D. Miller	225		(5)
Charles F. Boyle	17,678	(4)	(5)
Cheryl K. Ramagano	17,720	(4)	(5)
Timothy J. Fowler 3525 Piedmont Rd., N.E. Atlanta, GA 30305	11,729	(4)	(5)
All Trustees & executive officers as a group (10 persons)	214,150	(4)(7)	1.8%

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)	These securities are held by The Vanguard Group, Inc. Information is based on Schedule 13G filed February 13, 2009.
(3)	These securities are held by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Japan Limited. Information is based on Schedule 13G filed February 5, 2009.

(4)	Includes shares issuable pursuant to stock options to purchase shares of beneficial interest held by officers and Trustees of the Trust and exercisable within 60 days of March 31, 2009 as follows: Miles L. Berger (3,500); James E. Dalton, Jr. (3,500); Elliot J. Sussman, M.D. (3,500); Myles H. Tanenbaum (3,500); Alan B. Miller (30,500); Charles F. Boyle (6,250); Cheryl K. Ramagano (6,250) and Timothy J. Fowler (3,000).
(5)	Less than 1%.
(6)	The Board of Trustees appointed Randall C. Stein as a Class I Trustee on April 15, 2009.
(7)	Includes 42,000 shares of beneficial interest beneficially owned by the Alan B. Miller Family Foundation. Mr. Miller disclaims beneficial ownership of these securities.

Equity Compensation Plan Information

The table below provides information, as of December 31, 2008, concerning securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding column(a))
Equity compensation plans approved by security holders	156,000	$16.84	68,675
Equity compensation plans not approved by security holders	—	—	—

TOTAL	156,000	$16.84	68,675

PROPOSAL NO. 1

ELECTION OF TWO TRUSTEES

We were organized under the laws of the State of Maryland as a real estate investment trust on August 6, 1986. Pursuant to our Declaration of Trust, the Trustees have been divided into three classes, with staggered terms. The terms of the Trustees in Class II expire at this meeting, the term of the Trustee in Class III will expire at the 2010 Annual Meeting and the terms of the Trustees in Class I will expire at the 2011 Annual Meeting. At each Annual Meeting, Trustees are elected for a term of three years to succeed those in the class whose term is expiring at such Annual Meeting. The Board of Trustees appointed Randall C. Stein as a Class I Trustee on April 15, 2009.

The persons listed below currently constitute our Board of Trustees. The nominees for the Class II Trustees are James E. Dalton, Jr. and Marc D. Miller. They have been nominated to be elected for a three-year term that expires at the 2012 Annual Meeting. The Trustees have no reason to believe that the nominees will be unavailable for election; however, if a nominee becomes unavailable for any reason, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Trustees to replace the nominee. The nominees have consented to be named and have indicated their intent to serve if elected.

Pursuant to our Declaration of Trust, a majority of our Trustees must be “Independent Trustees” with each class of Trustees containing at least one Independent Trustee. The Declaration of Trust defines an “Independent Trustee” as a Trustee who is not an affiliate of Universal Health Services, Inc. (“UHS”), the parent company of our Advisor, and does not perform any services for us, except as Trustee.

The following information is furnished with respect to the nominees for election as a Trustee and each member of the Board of Trustees whose term of office will continue after the meeting.

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
NOMINEES WHOSE TERMS EXPIRES IN 2009
James E. Dalton, Jr.*	II	66	Chairman of the Board of Signature Hospital Corporation since 2006. Formerly, President, Chief Executive Officer and Director of Quorum Health Group, Inc. from 1990 to 2001. Formerly, President of Edinburgh Associates from 2001-2007. Currently, a director of Select Medical Corp. and US Oncology, Inc. since 2005.	1997

Marc D. Miller.	II	38	Senior Vice President and Co-Head of acute care division for Universal Health Services, Inc. since 2007 and previously served as a Vice President of acute care division since 2004. Prior thereto he served as Assistant Vice President of Universal Health Services, Inc. from 2003 to 2004; Chief Executive Officer at Central Montgomery Medical Center from 2002 to 2003; Chief Operating Officer at Wellington Regional Medical Center from 2000 to 2002 and Assistant Administrator at The George Washington University Hospital from 1999 to 2000. Son of Alan B. Miller, our Chief Executive Officer, President and Chairman of the Board.	2008

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
TRUSTEES WHOSE TERMS EXPIRE IN 2010
Miles L. Berger*	III	78	Chairman of the Board of Berger Management Services, LLC since 1999; Trustee of Innkeepers Trust USA from 1993 until the sale of the company in 2007, and a member of the Board of Directors of Medallion Bank since 2002.	1998

Elliot J. Sussman, M.D.*	III	57	President and Chief Executive Officer of Lehigh Valley Hospital and Health Network since 1993. A member of the Board of Directors of iCAD, Inc. since 2002.	1999
TRUSTEES WHOSE TERMS EXPIRE IN 2011
Alan B. Miller	I	71	Chairman of our Board and Chief Executive Officer since 1986 and President since February, 2003. Chairman of the Board, President and Chief Executive Officer of Universal Health Services, Inc. since 1978. Director of Penn Mutual Life Insurance Company. Father of Marc D. Miller, a Trustee and a Senior Vice President of UHS.	1986

Myles H. Tanenbaum*	I	78	Vice Chairman of A Wish Come True, L.P. since 2005. Formerly, Chairman of the Board of Arbor Enterprises from 1989-2005; President and CEO of both Arbor Property Trust (NYSE) (successor to EQK Green Acres, L.P.) from 1986-1997, and EQK Realty Investors (NYSE) from 1985-1993. Currently, a member of the Board of Directors of Penn-Presbyterian Hospital since 1995, and a member of the Board of Trustees of the University of Pennsylvania since 1989 and of the Board of Overseers of the University’s Law School since 1988.	1990

Randall C. Stein *	I	50	President and Co-Founder of WP Realty, Inc., since 1995. Formerly, Senior Vice President of Arbor Property Trust (NYSE) from 1993-1995; Senior Vice President of Dusco, Inc., from 1990-1993; and Director of Acquisitions and Development of Strouse, Greenberg and Co., Inc., from 1983-1990. Currently, a member of the Board of Directors of the Lower Merion Conservancy since 2007 and member of JEVS Human Services Council since 2003.	2009

*	Independent Trustee

THE TRUSTEES RECOMMEND A VOTE FOR THE ELECTION OF THESE NOMINEES AS TRUSTEES.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Trustees and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our shares and other equity securities.

Based upon a review of the copies of such reports furnished to us during fiscal year 2008 and written representations from our executive officers and Trustees, we believe that during the 2008 fiscal year, the Trustees, executive officers and holders of more than 10% of our shares of beneficial interest complied with all Section 16(a) filing requirements, with the following exception:

Timothy J. Fowler sold 83 shares of beneficial interest on February 13, 2008, pursuant to the Universal Health Services, Inc. Supplemental Deferred Compensation Plan. This transaction was subsequently reported on a Form 4 filed by Mr. Fowler on February 27, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

All of our named executive officers are employees of UHS of Delaware, Inc., a wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”). Although we have no salaried employees, our officers do receive stock-based compensation from time-to-time as described in this Proxy Statement. UHS of Delaware Inc. (the “Advisor”) manages our day-to-day affairs and provides certain other services to us pursuant to the Advisory Agreement we entered into with UHS and the Advisor. In consideration of its management services pursuant to the Advisory Agreement, we pay the Advisor an advisory fee. We believe that the quality and depth of the management and advisory services provided to us by our Advisor and UHS could not be replicated by contracting with unrelated third parties or by being self-advised without considerable cost increases.

In designing our stock-based compensation program for our named executive officers, we follow our belief that compensation should reflect the value created for shareholders while supporting our strategic business goals. Because of our management structure and advisory arrangement, historically, our compensation program has been basic. The Compensation Committee of the Board of Trustees (the “Compensation Committee”) is guided by the following objectives:

•	Compensation should encourage increased shareholder value;

•	Compensation programs should support our short-term and long-term strategic business goals and objectives, and;

•	Compensation should motivate our named executive officers and other personnel toward outstanding performance and reward them for contributions toward business goals.

These objectives govern the decision-making process with respect to the amount and type of compensation payable to our named executive officers and other personnel. The Compensation Committee reviews our compensation programs annually to ensure that these objectives continue to be met.

Elements of Compensation

In light of our management structure and advisory arrangement, we have historically provided limited compensation to our named executive officers and other personnel. We typically do not pay cash compensation in the form of an annual base salary or cash bonuses to our named executive officers. All of our named executive officers are employees of UHS and, as such, are compensated by UHS. The chief element of our compensation program is the periodic granting of long-term incentive awards.

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and shareholder value. Long-term incentive awards are granted to motivate and encourage excellent service and to reward our named executive officers for their respective contributions. Long-term incentive compensation is based, in part, on our performance and the value received by shareholders. As we improve our performance, resulting in increased value to shareholders, our executives and other personnel are rewarded commensurately.

Compensation Setting Process

The stock-based compensation for each of our named executive officers is evaluated on an annual basis by our Compensation Committee. Market data compiled by the human resources personnel of our Advisor are used to compare the compensation levels of our named executive officers against those of comparable positions in other comparable companies.

The Compensation Committee has traditionally relied upon the input and recommendations of our Chairman, President and Chief Executive Officer, Mr. Alan B. Miller, who reviews and advises the Compensation Committee with respect to our compensation programs, including the compensation arrangements for our named executive officers and other personnel. The Compensation Committee believes that Mr. Miller’s role as Chief Executive Officer of the Trust since its inception in 1986 provides a valuable resource to them. Mr. Miller regularly attends Compensation Committee meetings by invitation, however, he does not have the right to vote on matters addressed by the Compensation Committee and he does not participate in the discussions with respect to his own compensation. Compensation for Mr. Miller is determined by the Compensation Committee and, from time to time, guidance and advice is requested from the human resources department of our Advisor.

In April, 2007, the Board of Trustees adopted the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “2007 Plan”) to replace the Universal Health Realty Income Trust 1997 Incentive Plan (the “1997 Incentive Plan”). The 2007 Plan was approved by our shareholders in June, 2007 and is designed to implement our compensation objectives stated herein. The 2007 Plan is administered by the Compensation Committee, which has full authority in its discretion, from time to time, and at any time, to select those officers to whom awards will be granted, to determine the number of shares subject thereto, the times at which such awards shall be granted, the time at which the awards shall vest, and the terms and conditions of the agreements to be entered into by our officers and other personnel. Our Compensation Committee, in its sole discretion, requested guidance from a third-party compensation consulting firm with respect to the concepts and practices used for development of the 2007 Plan. The concepts and market practices were deemed to be reasonable by the consulting firm and served as the basis for the 2007 Plan. This firm also provided advice with respect to Independent Trustee compensation. The full Board of Trustees is responsible for administering incentive grants to our Independent Trustees. No more than 75,000 shares of beneficial interest may be issued pursuant to the 2007 Plan. We do not have any plan to select grant dates for our named executive officers in coordination with the release of material non-public information.

The 2007 Plan permits the granting of restricted shares of beneficial interest. The Compensation Committee believes restricted stock awards are more effective than stock options in achieving our compensation objectives, as restricted stock is subject to less market volatility and, depending on the total number of shares granted, is potentially less dilutive to our shares of beneficial interest. Recipients realize immediate value as restricted stock awards vest, with the value increasing as our stock performance increases. We anticipate that cash dividends will be paid on all outstanding awards of restricted stock as an additional element of compensation and to provide recipients incentive to sustain or increase our performance. In determining the number of shares of restricted stock granted during 2008, as described herein, our Compensation Committee, in its sole discretion, requested third-party guidance and evaluation with respect to the compensation levels for both our named executive officers and the Independent Trustees. The Compensation Committee believes that periodic grants of long term incentive awards to our named executive officers and other personnel will serve to motivate and encourage excellent service and reward them for their respective contributions. Further, the Compensation Committee believes that this will enhance shareholder value and support our business goals because such long-term incentive compensation is based, in part, on our performance and the value received by shareholders. As we improve our performance, resulting in increased value to shareholders, our management team is rewarded commensurately.

Vesting of restricted shares issued under the 2007 Plan is generally based upon continuing service. The Compensation Committee has the option to condition the vesting of a restricted stock award on the achievement of specified performance goals in accordance with Section 162(m) of the Code. We believe that this option provides us with greater flexibility to structure awards to meet our stated compensation objections. If established, performance goals may be based on business criteria such as earnings per share, share price, total shareholder return, pre-tax profits, net earnings, return on equity or assets, revenues and funds from operations per share. Performance goals may be applied to an individual, the Trust and/or any one or more of our properties or other operating unit(s) as the Compensation Committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Code).

The Compensation Committee must establish such criteria and targets in advance of applicable deadlines under the Code and while the attainment of the performance targets remains substantially uncertain. The Compensation Committee will be responsible for determining whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The Compensation Committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied.

2008 Compensation

Salary and Cash Bonus

We did not pay cash compensation in the form of an annual base salary or bonus to our named executive officers during 2008.

Long-Term Incentives

On September 4, 2008, we granted shares of restricted stock to each of our named executive officers. For a description of the long-term incentive awards granted to our named executive officers during 2008, you should read the Summary Compensation Table and the Grants of Plan-Based Awards Table included in this Proxy Statement. As discussed herein, the Compensation Committee believes that in the general absence of cash compensation, it is important to provide our executive officers, including the Chief Executive Officer, an incentive to increase shareholder value by awarding equity based compensation.

In determining the above-referenced restricted stock grants for our named executive officers, the Compensation Committee reviewed market data compiled by the human resources personnel of our Advisor and validated by a third-party compensation consulting firm, which compared the compensation levels of our named executive officers against those of comparable positions in a selected peer group consisting of other comparable advisor managed healthcare real estate investment trusts (“REITs”) in addition to peer companies of self managed REITs with similar asset size with comparable dividend yield. The companies in the advisor peer group, which had no salaried employees since they are managed pursuant to advisory or management agreements, consisted of HRPT Properties Trust, Hospitality Properties Trust and Senior Housing Properties Trust. Companies included in the self managed peer group were Agree Realty Corp., AmREIT, BRT Realty Trust, Cogdell Spencer Inc., Getty Realty Corp., Gladstone Commercial Corp., MHI Hospitality Corp., Monmouth Real Estate Investment Corp., One Liberty Properties, Inc., PMC Commercial Trust, Supertel Hospitality, Inc. and UMH Properties. Inc. During the period analyzed, the compensation levels of our named executive officers were below the 25th percentile of the advisor peer group. As compared to the self-managed peer group, the compensation levels of our named executive officers were between the 25th and 50th percentiles of the peer group.

The Compensation Committee also considered Mr. Alan Miller’s recommendations and took into account each named executive officer’s position, responsibilities and contribution to our financial performance as well as his or her potential contribution to our growth and productivity. In addition, historical internal practices for awards of options and dividend equivalent rights were also reviewed and used as a basis for determining individual award amounts. The Compensation Committee believes that the compensation of our named executive officers during 2008 adequately reflects our goals and policies and is comparable with market rates based on the review of the compensation levels of the selected peer group.

2009 Compensation

We anticipate that the chief element of our compensation program will continue to be the periodic granting of long-term incentive awards issued pursuant to the terms of the 2007 Plan. We do not intend to pay cash compensation in the form of an annual base salary or bonus to our named executive officers in 2009.

1997 Incentive Plan

Prior to its expiration in June, 2007, the 1997 Incentive Plan was administered by the Compensation Committee. Subject to the provisions of the 1997 Incentive Plan, non-qualified stock options and dividend equivalent rights (“DERs”) were granted to our named executive officers, Board of Trustees and other personnel. The holder of a DER is credited with amounts equal to the dividends payable with respect to the number of shares of beneficial interest covered by the award as if such shares had been issued and outstanding on the record date related to such dividend. During 2008, each of our named executive officers benefited from the dividend equivalents on their DERs granted in previous years. In connection with this plan, on December 4, 2008, the Board of Trustees of the Trust approved amendments of outstanding stock option agreements made pursuant to the 1997 Incentive Plan with officers and Trustees of the Trust. These agreements provided for the deferred payment of dividend equivalents on shares covered by the options, with payment tied to the date the options are exercised or expire. In order to meet certain recent changes to tax law requirements, the agreements, as amended, provide for current payment of dividend equivalents in the years in which dividends are declared and paid or, if later, when the related options become vested. Dividend equivalents accrued as of December 31, 2008 with respect to previously vested options were paid in January, 2009. As of December 31, 2008, dividend equivalent rights with respect to 78,000 shares were outstanding. Amounts paid in January, 2009, to the Trust’s named executive officers were as follows: $446,866 to Alan B. Miller; $48,744 to Charles F. Boyle; $48,744 to Cheryl K. Ramagano, and; $15,503 to Timothy J. Fowler. Additionally, $43,410 was paid to each of the following Independent Trustees: Miles L. Berger; James E. Dalton, Jr.; Elliot J. Sussman, M.D., and; Myles H. Tanenbaum.

Summary

The foregoing discussion describes: (i) the compensation objectives and policies that were utilized with respect to our named executive officers and other personnel during 2008, and; (ii) our anticipated compensation program for 2009. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers and other personnel, the objectives of our executive compensation program, as well as the methods that the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers and other personnel, may change.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and based on the review and discussions, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

COMPENSATION COMMITTEE

Elliot J. Sussman, M.D., Chairman
James E. Dalton, Jr.
Miles L. Berger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Trustees is composed of Elliot J. Sussman, M.D., James E. Dalton, Jr., and Miles L. Berger. All the members of the Compensation Committee are independent trustees and no member has ever been one of our officers or employees, nor has had any relationship with us that requires disclosure.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and the two other executive officers during the last three fiscal years. We have no other executive officers. We refer to these officers collectively as our named executive officers.

Name and principal position (1.)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2.)	Option and Dividend Equivalent Right Awards ($)(3.)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other compen- sation ($)	Total ($)
Alan B. Miller,	2008	—	—	$11,234	$92,129	—	—	—	$103,363
Chairman of the Board,	2007	—	—	—	108,692	—	—	—	108,692
Chief Executive Officer and President	2006	—	—	—	128,802	—	—	—	128,802

Charles F. Boyle,	2008	—	—	$5,992	$25,706	—	—	—	$31,698
Vice President and Chief	2007	—	—	—	28,837	—	—	—	28,837
Financial Officer	2006	—	—	—	33,301	—	—	—	33,301

Cheryl K. Ramagano,	2008	—	—	$5,992	$25,706	—	—	—	$31,698
Vice President, Secretary	2007	—	—	—	28,837	—	—	—	28,837
and Treasurer	2006	—	—	—	33,301	—	—	—	33,301

Timothy J. Fowler,	2008	—	—	$4,494	$16,733	—	—	—	$21,227
Vice President,	2007	—	—	—	19,645	—	—	—	19,645
Acquisition and Development	2006	—	—	—	23,580	—	—	—	23,580

(1.)	Our officers are all employees of a wholly-owned subsidiary of UHS and do not receive salaries or bonuses. We pay an annual advisory fee to UHS of Delaware, Inc. (the “Advisor”) pursuant to the Advisory Agreement between the Advisor and us, whereby the Advisor manages our day-to-day affairs and provides certain other services to us. See additional information on our relationship with our advisor included in this Proxy Statement.
(2.)	Represents compensation cost incurred by us in 2008, as computed in accordance with SFAS No. 123R (“123R”), for awards made during 2008 pursuant to the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “2007 Plan”). Dividends declared by us are paid with respect to outstanding shares of restricted stock. Please refer to the Management’s Discussion and Analysis included in our Annual Report on Form 10-K for the assumptions used for the compensation costs recognized for these awards. There were no stock awards to our named executive officers in 2007 or 2006.
(3.)	Represents compensation cost incurred by us for option and dividend equivalent right awards granted under the Universal Health Realty Income Trust 1997 Incentive Plan as computed in accordance with 123R. Please refer to the Management’s Discussion and Analysis included in our Annual Report on Form 10-K for the assumptions used for the compensation cost related to options and dividend equivalent rights.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted during fiscal year 2008 to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1.) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock Awards (2.) ($)	Closing Price on Grant Date ($ / Sh)
Name	Approval /Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Alan B. Miller	9/4/2008	0	0	0	0	0	0	1,875	0	0	$67,406	$35.95
Charles F. Boyle	9/4/2008	0	0	0	0	0	0	1,000	0	0	$35,950	$35.95
Cheryl K. Ramagano	9/4/2008	0	0	0	0	0	0	1,000	0	0	$35,950	$35.95
Timothy J. Fowler	9/4/2008	0	0	0	0	0	0	750	0	0	$26,963	$35.95

(1.)	Restricted shares of beneficial interest issued under our 2007 Restricted Stock Purchase Plan. These shares are scheduled to vest on the second anniversary date of the award. Shares issued under this plan are eligible for dividends.
(2.)	Represents the full grant date fair value for the restricted stock awards, calculated in accordance with SFAS 123R as described in the Form 10-K for the year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2008.

Name	Option Awards (1.)					Stock Awards (2.)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3.)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3.)
	Exercisable	Unexercisable
Alan B. Miller	20,000	0	0	$14.75	3/9/2010	1,875	$61,706	0	$0
	3,000	0	0	$29.44	12/1/2013	0	0	0	0
	3,750	1,250	0	$34.90	8/31/2015	0	0	0	0
	1,875	5,625	0	$36.53	2/28/2017	0	0	0	0

Charles F. Boyle	2,000	0	0	$26.25	3/2/2013	1,000	$32,910	0	0
	2,250	750	0	$34.90	8/31/2015	0	0	0	0
	1,000	3,000	0	$36.53	2/28/2017	0	0	0	0

Cheryl K. Ramagano	2,000	0	0	$26.25	3/2/2013	1,000	$32,910	0	0
	2,250	750	0	$34.90	8/31/2015	0	0	0	0
	1,000	3,000	0	$36.53	2/28/2017	0	0	0	0

Timothy J. Fowler	1,500	500	0	$34.90	8/31/2015	750	$24,683	0	0
	750	2,250	0	$36.53	2/28/2017	0	0	0	0

(1.)	Stock option awards. All of the stock options are scheduled to vest ratably on the first, second, third and fourth anniversary dates from the date of grant.

Each stock option award recipient was also granted dividend equivalent rights on the same terms as the option, pursuant to which the holder will receive the accrued cash dividends upon exercise of the dividend equivalent rights, or earlier under certain conditions.

The applicable grant dates for the options and dividend equivalent rights (“DERs”) indicated are set forth below:

*	On March 10, 2000, stock options were granted with an exercise price of $14.75. Assuming the value of the accumulated DERs were used to satisfy the exercise of the option, as of December 31, 2008, the exercise price, as adjusted, would be ($3.92).
*	On March 3, 2003, stock options were granted with an exercise price of $26.25. Assuming the value of the accumulated DERs were used to satisfy the exercise of the option, as of December 31, 2008, the exercise price, as adjusted, would be $13.215.
*	On December 2, 2003, stock options were granted with an exercise price of $29.44. Assuming the value of the accumulated DERs were used to satisfy the exercise of the option, as of December 31, 2008, the exercise price, as adjusted, would be $17.87.
*	On September 1, 2005, stock options were granted with an exercise price of $34.90. Assuming the value of the accumulated DERs were used to satisfy the exercise of the option, as of December 31, 2008, the exercise price, as adjusted, would be $26.885.

*	On March 1, 2007, stock options were granted with an exercise price of $36.53. Assuming the value of the accumulated DERs were used to satisfy the exercise of the option, as of December 31, 2008, the exercise price, as adjusted, would be $31.89.

Dividend equivalents accrued as of December 31, 2008 with respect to previously vested options were paid in January, 2009. See additional information in the Compensation Discussion and Analysis “1997 Incentive Plan” included in this Proxy Statement.

(2.)	Restricted Stock Awards. These restricted shares are scheduled to vest on the second anniversary of the date of the grant. Shares issued under this plan are eligible for dividends.

(3.)	Based on closing sale price of shares of beneficial interest on the New York Stock Exchange on December 31, 2008 of $32.91 per share.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about stock option exercises by, and the vesting of stock for, our named executive officers during fiscal year 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan B. Miller	0	$0	0	$0
Charles F. Boyle	0	$0	0	$0
Cheryl K. Ramagano	0	$0	0	$0
Timothy J. Fowler	0	$0	0	$0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

There are no potential payments committed to our named executive officers in connection with their termination or in the event of a change of control of the Trust. However, the Board of Trustees/Compensation Committee, in its sole discretion, may approve the immediate vesting of all outstanding stock options, DERs and shares of restricted stock.

TRUSTEE COMPENSATION

2008 INDEPENDENT TRUSTEE COMPENSATION TABLE

The following table sets forth a summary of the compensation we paid to our Trustees during fiscal year 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1.)	Option Awards ($) (2.)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James E. Dalton, Jr.	$27,250	$2,947	$10,555	$—	$—	$—	$40,752
Miles L. Berger	$24,250	$2,947	$12,005	$—	$—	$—	$39,202
Elliot J. Sussman, M.D.	$29,500	$2,947	$10,555	$—	$—	$—	$43,002
Myles H. Tanenbaum	$30,000	$2,947	$10,555	$—	$—	$—	$43,502

(1.)	Represents compensation cost incurred by us in 2008, as computed in accordance with 123R, in connection with 225 restricted shares of beneficial interested awarded to each Independent Trustee on March 6, 2008 pursuant to the 2007 Plan. These shares are scheduled to vest on the second anniversary date of the date of grant. Dividends declared by us are paid with respect to outstanding shares of restricted stock. Please refer to the Management’s Discussion and Analysis included in our Annual Report on Form 10-K for the assumptions used for the compensation costs recognized for these awards.

(2.)	Represents compensation cost incurred by us in 2008, as computed in accordance with 123R, for option and dividend equivalent right awards made pursuant to our 1997 Incentive Plan. This plan expired in June, 2007. Awards granted under this Plan on or before the termination date shall remain exercisable, in accordance with their respective terms, after the termination of the Plan. Please refer to the Management’s Discussion and Analysis included in our Annual Report on Form 10-K for the assumptions used for the compensation cost related to options and dividend equivalent rights. As of December 31, 2008 the following stock options and dividend equivalent rights were outstanding for each UHT Trustee:

	Stock Options	DERs
James E. Dalton, Jr.	4,000	4,000
Miles L. Berger	4,000	4,000
Elliot J. Sussman, M.D.	4,000	4,000
Myles H. Tanenbaum	4,000	4,000

In connection with the 1997 Plan, on December 4, 2008, the Board of Trustees of the Trust approved amendments of outstanding stock option agreements made pursuant to the 1997 Incentive Plan with officers and Trustees of the Trust. These agreements provided for the deferred payment of dividend equivalents on shares covered by the options, with payment tied to the date the options are exercised or expire. In order to meet certain recent changes to tax law requirements, the agreements, as amended, provide for current payment of dividend equivalents in the years in which dividends are declared and paid or, if later, when the related options become vested. In January, 2009, $43,410 of accrued dividend equivalents were paid to each of Miles L. Berger, James E. Dalton, Jr., Elliot J. Sussman, M.D. and Myles H. Tanenbaum.

During 2008, each Trustee who is neither an officer of the Trust or affiliated with UHS (each an “Independent Trustee”) was paid annual compensation of $15,000 for service as a Trustee plus $1,000 for attendance in person at each regular meeting of the Board of Trustees or an additional $500 for telephonic participation. An additional $500 was paid for participation in each Committee meeting or special meeting of the Board of Trustees. During 2008, (i) Miles L. Berger, Lead Trustee, was compensated an additional $2,500 for his service in that capacity, $1,250 of compensation for his position as Nominating and Governance Chairman and $5,500 for meeting fees; (ii) Myles H. Tanenbaum, Chairman of the Audit Committee during 2008, was compensated an additional $5,000 for his service in that capacity and $10,000 for meeting fees; (iii) Elliot J. Sussman, M.D., Chairman of the Compensation Committee, was compensated an additional $1,250 for his service in that capacity, $1,250 of compensation for his service as a member of the Audit Committee and $12,000 for meeting fees, and; (iv) James E. Dalton, Jr., was compensated an additional $1,250 for his service as a member of the Audit Committee and $11,000 for meeting fees. All travel expenses incurred in connection with their duties as Trustees were reimbursed to the Trustees.

Effective January 1, 2009, Myles H. Tanenbaum resigned from his position as Audit Committee Chairman, and James E. Dalton, Jr., has been appointed the Audit Committee Chairman. Mr. Tanenbaum will serve as a member of the Audit Committee during 2009. During 2009, we anticipate that each Independent Trustee will be paid annual compensation of $15,000 for service as a Trustee plus $1,000 for attendance in person at each regular meeting of the Board of Trustees or an additional $500 for telephonic participation. An additional $500 will be paid for participation in each Committee meeting or special meeting of the Board of Trustees. During 2009, Miles L. Berger, Lead Trustee, will be compensated an additional $2,500 for his services in that capacity plus an additional $1,250 of compensation for his position as Nominating and Governance Chairman. Also, during 2009, James E. Dalton, Jr., will be compensated an additional $5,000 for his position as Audit Committee Chairman, and Elliot J. Sussman, M.D. and Myles H. Tanenbaum, members of the Audit Committee, will be compensated an additional $1,250 each. Additionally, during 2009, the Compensation Committee Chairman, Elliot J. Sussman, M.D., will be compensated an additional $1,250 for his services in that capacity. We will reimburse all Trustees for travel expenses incurred in connection with their duties as Trustees.

In 2008, the human resource personnel of our Advisor reviewed the non-executive director/trustee compensation of a selected peer group to assess the competitiveness of our Independent Trustee compensation. This peer group comparison was reviewed and validated by a third-party compensation consulting firm. The selected peer group included companies comparable to us based upon the following criteria: (i) total assets (selected companies with total assets ranging from $50 million to $400 million); (ii) scope of operations (selected companies with investments in commercial real estate), and; (iii) healthcare operations (selected real estate investment trusts that owned primarily healthcare properties). The selected peer group included the following companies: Agree Realty Corp.; AmREIT; BRT Realty Trust; Cogdell Spencer, Inc,; Getty Realty Corp.; Gladstone Commercial Corp.; MHI Hospitality Corp.; Monmouth Real Estate Investment Corp.; One Liberty Properties, Inc.; PMC Commercial Trust,; Supertel Hospitality, Inc.; and; UMH Properties, Inc. Our internal analysis regarding group selection methodology and compensation evaluation was reviewed by outside consultants for appropriateness.

CORPORATE GOVERNANCE

Trustee Independence

The Board of Trustees has affirmatively determined that five of its seven members (Elliot J. Sussman, M.D., James E. Dalton, Jr., Miles L. Berger, Myles H. Tanenbaum and Randall C. Stein) are “independent” under the applicable SEC rules and regulations and the NYSE listing standards. In determining independence, the Board of Trustees affirmatively determines each year whether Trustees have any material relationship with us. When assessing the materiality of a Trustee’s relationship with us, the Board of Trustees considers all relevant facts and circumstances, not merely from the Trustee’s standpoint, but also from the standpoint of the persons or organizations with which the Trustee has an affiliation. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. The Board of Trustees has concluded that no material relationship exists between us and any of our Independent Trustees other than each such person’s position as one of our Trustees. In determining that Randall C. Stein is independent, the Board of Trustees considered that Alan B. Miller is an investor in WP Realty, Inc., of which Mr. Stein is President and Co-Founder. However, since Mr. Miller’s investment and fees received by WP Realty, Inc. constituted approximately 1% or less of the overall assets and fees of WP Realty, Inc., the Board of Trustees determined that Mr. Miller’s investment did not affect Mr. Stein’s independence.

Meeting of the Board of Trustees

Regular meetings of the Board of Trustees are generally held quarterly, while special meetings are called when necessary. Before each meeting, Trustees are furnished with an agenda and background materials relating to matters to be discussed. During 2008, there were four regular meetings of the Board of Trustees and one special meeting. All Trustees participated in at least 75% of the meetings and their applicable committee meetings of the Board of Trustees. It is our policy that Trustees are expected to attend the Annual Meeting of Shareholders. All Trustees, with one exception, attended the 2008 Annual Meeting of Shareholders.

Our Governance Guidelines provide that the Board of Trustees shall hold, in accordance with a schedule determined by the Nominating & Governance Committee, executive sessions where non-management Trustees (i.e., Trustees who are not our officers, but who do not otherwise have to qualify as “Independent Trustees”) meet without management participation (except as otherwise specifically requested by the non-management Trustees). During 2008, the non-management Trustees met without management participation twice. The Lead Trustee is currently Miles L. Berger. Interested parties may communicate directly and confidentially with the Lead Trustee or with the non-management Trustees of the Board of Trustees as a group by writing to that person at Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.

Shareholder Communications

Shareholders who wish to send communications to the Board of Trustees or an individual Trustee should address such communications to Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. The Secretary will forward such communications to the Board of Trustees or the specified individual Trustee to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Committees of the Board of Trustees

A current copy of our Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available free of charge on our website at www.uhrit.com. Copies of these documents also are available in print free of charge to any shareholder who requests a copy. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K relating to amendments to or waivers of any provision of our Code of Ethics for Senior Financial Officers by promptly posting the information on our website.

Compensation Committee.    The Compensation Committee met twice in 2008. Members of the Compensation Committee are Elliot J. Sussman, M.D., James E. Dalton, Jr. and Miles L. Berger. The members of the Compensation Committee are independent pursuant to the applicable SEC rules and regulations and the listing standards of the NYSE.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Review and approve our goals and objectives relevant to the compensation of our chief executive officer, other executive officers and other personnel;

•	Determine and approve the compensation levels of our chief executive officer, other executive officers and other personnel and review and determine the compensation of our Independent Trustees;

•	Administer our 2007 Plan and discharge the duties set forth therein, and;

•	Perform such other duties as the Board of Trustees may from time to time direct.

The Compensation Committee has the authority to establish one or more subcommittees which shall have the responsibilities and consist of those members of the Compensation Committee as the Compensation Committee may determine from time to time.

In its administration of the 2007 Plan, the Compensation Committee has full authority in its discretion from time to time, and at any time, to select those officers and/or other personnel to whom awards will be granted, to determine the number of shares subject thereto, the times at which such awards shall be granted, the time at which the awards shall vest, and the terms and conditions of the agreements to be entered into by our officers. The full Board of Trustees is responsible for administering incentive grants to the Trustees. In determining the amount and terms of long-term incentive grants to be made to our named executive officers and other personnel other than Mr. Miller, the Compensation Committee relies heavily on the input and recommendations of Mr. Miller. See the section titled “Compensation Setting Process,” in the Compensation Discussion & Analysis for an additional discussion of the role of Mr. Miller in determining compensation.

Our Compensation Committee, in its sole discretion, requested guidance with respect to the 2008 compensation activity from outside consulting firms. They requested an evaluation as to the appropriateness of the levels of compensation for both their named Officers and their Independent Board of Trustees. See the “Compensation Discussion & Analysis” and “Trustee Compensation” for additional information.

Nominating & Governance Committee.    The Nominating & Governance Committee met twice in 2008. The members of this Committee are Miles L. Berger, Elliot J. Sussman, M.D. and James E. Dalton, Jr. The members of the Nominating & Governance Committee are independent pursuant to the applicable SEC rules and regulations and the listing standards of the NYSE.

The Nominating & Governance Committee was appointed by the Board of Trustees to: (1) assist the Board of Trustees by identifying individuals who are qualified, consistent with criteria approved by the Board of Trustees, to become Trustees, and to recommend to the Board of Trustees the Trustee nominees for the next annual meeting of shareholders; (2) develop and recommend to the Board of Trustees a set of governance principals in the form of corporate governance guidelines applicable to the Trust; (3) lead and oversee the Board of Trustees in its annual review of its performance and the performance of our management, and; (4) recommend to the Board Trustee nominees for each committee of the Board of Trustees. The Nominating & Governance Committee adopted our Governance Guidelines.

The Nominating & Governance Committee will consider Trustee nominees recommended by shareholders. Shareholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which shareholder proposals for presentation at the next annual meeting must be received. Recommended nominees will only be considered if there is a vacancy or if the Board of Trustees decides to increase the number of Trustees.

The Nominating & Governance Committee identifies and evaluates recommended nominees by considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board of Trustees and the Nominating & Governance Committee deem would enhance the effectiveness of the Board of Trustees and our governance. The Nominating & Governance Committee will evaluate a nominee on the same basis if the individual is recommended by a shareholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify trustee candidates.

Audit Committee.    The Audit Committee met twelve times in 2008. Members of this Committee are Myles H. Tanenbaum, Elliot J. Sussman, M.D. and James E. Dalton, Jr. Effective January 1, 2009, Myles H. Tanenbaum resigned from his position as Audit Committee Chairman, and James E. Dalton, Jr., has been appointed the Audit Committee Chairman. Mr. Tanenbaum will serve as a member of the Audit Committee during 2009.

Our Board of Trustees has determined, in its business judgment, that each member of the Audit Committee qualifies as independent to the applicable SEC rules and regulations and the listing standards of the NYSE and is financially literate and that Myles H. Tanenbaum qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise.

The Audit Committee is responsible for providing assistance to the Board of Trustees in fulfilling its responsibilities relating to corporate accounting and reporting practices and in maintaining a direct line of communication between the Trustees and the independent registered public accounting firm. It appoints our independent registered public accounting firm, reviews the scope and results of the audits with the independent registered public accounting firm and considers the adequacy of our internal accounting and control procedures.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Universal Health Services, Inc.

Advisory Agreement:    UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS, serves as Advisor to us under an Advisory Agreement (the “Advisory Agreement”) dated December 24, 1986. Under the Advisory Agreement, the Advisor is obligated to present an investment program to us, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to us), to provide administrative services to us and to conduct our day-to-day affairs. In performing its services under the Advisory Agreement, the Advisor may utilize independent professional services, including accounting, legal, tax and other services, for which the Advisor is reimbursed directly by us. The Advisory Agreement expires on December 31 of each year; however, it is renewable by us, subject to a determination by the Trustees who are unaffiliated with UHS (the “Independent Trustees”), that the Advisor’s performance has been satisfactory. The Advisory Agreement may be terminated for any reason upon sixty days written notice by us or the Advisor. The Advisory Agreement has been renewed for 2009. All transactions between us and UHS must be approved by the Independent Trustees.

The Advisory Agreement provides that the Advisor is entitled to receive an annual advisory fee equal to 0.60% of our average invested real estate assets, as derived from our consolidated balance sheet. The advisory fee is payable quarterly, subject to adjustment at year-end based upon our audited financial statements. In addition, the Advisor is entitled to an annual incentive fee equal to 20% of the amount by which cash available for distribution to shareholders for each year, as defined in the Advisory Agreement, exceeds 15% of our equity as shown on our consolidated balance sheet, determined in accordance with generally accepted accounting principles without reduction for return of capital dividends. The Advisory Agreement defines cash available for distribution to shareholders as net cash flow from operations less deductions for, among other things, amounts required to discharge our debt and liabilities and reserves for replacement and capital improvements to our properties and investments. Advisory fees incurred and paid (or payable) to UHS amounted to $1.6 million for 2008 and $1.4 million for each of 2007 and 2006. No incentive fees were paid during 2008, 2007 or 2006.

Leases:    We commenced operations in 1986 by purchasing certain subsidiaries from UHS and immediately leasing the properties back to the respective subsidiaries. Most of the leases were entered into at the time we commenced operations and provided for initial terms of 13 to 15 years with up to six additional 5-year renewal terms, with base rents set forth in the leases effective for all but the last two renewal terms. In 1998, the lease for McAllen Medical Center was amended to provide that the last two renewal terms would also be fixed at the initial agreed upon base rental. This lease amendment was in connection with certain concessions granted by UHS with respect to the renewal of other leases. The base rents are paid monthly and each lease also provides for additional or bonus rents which are computed and paid on a quarterly basis based upon a computation that compares current quarter revenue to a corresponding quarter in the base year. The leases with subsidiaries of UHS are unconditionally guaranteed by UHS and are cross-defaulted with one another.

The combined revenues generated from the leases on the UHS hospital facilities accounted for approximately 53% of our total revenue for the five years ended December 31, 2008 (approximately 55%, 57% and 51% for the years ended December 31, 2008, 2007 and 2006, respectively). Including 100% of the revenues generated at the unconsolidated LLCs in which we have various non-controlling equity interests ranging from 33% to 99%, the leases on the UHS hospital facilities accounted for approximately 24% of the combined consolidated and unconsolidated revenue for the five years ended December 31, 2008 (approximately 21%, 24%, and 24% for the years ended December 31, 2008, 2007 and 2006, respectively). In addition, nine medical office buildings (plus two additional medical office buildings currently under construction) owned by LLCs in which we hold various non-controlling equity interests, include or will include tenants which are subsidiaries of UHS.

Pursuant to the Master Lease Document by and among us and certain subsidiaries of UHS, dated December 24, 1986 (the “Master Lease”), which governs the leases of all hospital properties with subsidiaries of UHS, UHS has the option to renew the leases at the lease terms described below by providing notice to us at least 90 days prior to the termination of the then current term. In addition, UHS has rights of first refusal to: (i) purchase the respective leased facilities during and for 180 days after the lease terms at the same price, terms and conditions of any third-party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer. UHS also has the right to purchase the respective leased facilities at the end of the lease terms or any renewal terms at the appraised fair market value. In addition, during 2006, as part of the overall asset exchange and substitution proposal relating to Chalmette Medical Center (“Chalmette”), as discussed below, as well as the early five year lease renewals on Southwest Healthcare System-Inland Valley Campus (“Inland Valley”), Wellington Regional Medical Center (“Wellington”), McAllen Medical Center (“McAllen”) and The Bridgeway (“Bridgeway”), we agreed to amend the Master Lease to include a change of control provision. The change of control provision grants UHS the right, upon one month’s notice should a change of control of the Trust occur, to purchase any or all of the four leased hospital properties at their appraised fair market value.

During the third quarter of 2005, Chalmette, a 138-bed acute care hospital located in Chalmette, Louisiana, was severely damaged and closed as a result of Hurricane Katrina. At that time, the majority of the real estate assets of Chalmette were leased from us by a subsidiary of UHS and, in accordance with the terms of the lease, and as part of an overall evaluation of the leases between subsidiaries of UHS and us, UHS offered substitution properties rather than exercise its right to rebuild the facility or offer cash for Chalmette. Independent appraisals were obtained by us and UHS which indicated that the pre-hurricane fair market value of the leased facility was $24.0 million.

During the third quarter of 2006, we completed the asset exchange and substitution pursuant to the Asset Exchange and Substitution Agreement (“Agreement”) with UHS whereby we agreed to terminate the lease between us and Chalmette and to transfer the real property assets and all rights attendant thereto (including insurance proceeds) of Chalmette to UHS in exchange and substitution for newly constructed real property assets owned by UHS (“Capital Additions”) at Wellington, Bridgeway and Inland Valley, in satisfaction of the obligations under the Chalmette lease. The Capital Additions consist of properties which were recently constructed on, or adjacent to, facilities already owned by us as well as a recently constructed Capital Addition at Inland Valley which was completed and opened during the third quarter of 2007. Included in our net income during 2007 and 2006 are gains of $1.7 million and $14.0 million, respectively, representing the total property transferred to us from UHS as of December 31, 2007 in excess of the $8.3 million book value of Chalmette. Pursuant to section 1033(a)(1) of the Internal Revenue Code of 1986, as amended, we recognized no gain for federal income tax purposes based upon the transaction as agreed upon in the Agreement.

The total cost of the Capital Addition at Inland Valley amounted to $11.7 million, which exceeded the $11.0 million threshold included in the Agreement. Pursuant to the terms of the Agreement, the $760,000 of cost in excess of the $11.0 million threshold has been paid to UHS in cash and the rent on this hospital has been adjusted accordingly.

The table below details the renewal options and terms for each of the four UHS hospital facilities:

Hospital Name	Type of Facility	Annual Minimum Rent	End of Lease Term	Renewal Term (years)
McAllen Medical Center	Acute Care	$5,485,000	December, 2011	20	(a)
Wellington Regional Medical Center	Acute Care	$3,030,000	December, 2011	20	(b)
Southwest Healthcare System, Inland Valley Campus	Acute Care	$2,648,000	December, 2011	20	(b)
The Bridgeway	Behavioral Health	$930,000	December, 2014	10	(c)

(a)	UHS has four 5-year renewal options at existing lease rates (through 2031).
(b)	UHS has two 5-year renewal options at existing lease rates (through 2021) and two 5-year renewal options at fair market value lease rates (2022 through 2031).
(c)	UHS has two 5-year renewal options at fair market value lease rates (2015 through 2024).

The properties included in the Asset Exchange and Substitution Agreement consist of the following, based upon fair value amounts (in thousands):

Wellington—Bed Tower	$8,926
Bridgeway—28 bed addition	4,072
Inland Valley—44 bed expansion	11,728

Total fair value of exchanged and substituted assets, including $760,000 excess repaid to UHS	$24,726

Also during the second quarter of 2006, as part of the overall asset exchange and substitution arrangement with UHS, UHS agreed to early renewals of the leases between us and each of Inland Valley, Wellington and McAllen which were scheduled to mature on December 31, 2006, and Bridgeway, which was scheduled to mature on December 31, 2009. These leases were renewed on the same economic terms as the current leases.

We are committed to invest up to a total of $7.4 million in equity and debt financing, of which $2.5 million has been funded as of December 31, 2008, in exchange for a 95% non-controlling equity interest in a LLC that constructed, owns, and operates the Palmdale Medical Plaza, located in Palmdale, California, on the campus of a UHS hospital. This medical office building has a triple net, 75% master lease commitment by UHS of Palmdale, Inc., a subsidiary of UHS, pursuant to the terms of which the master lease for each suite will be cancelled at such time that the suite is leased for a minimum term of five years to another tenant acceptable to the LLC and UHS. This medical office building, tenants of which will include subsidiaries of UHS, was completed and opened during the third quarter of 2008 at which time the master lease commenced. Based upon the executed leases and letter of intent commitments in place as of December 31, 2008, the master lease threshold of 75% has not been met. The LLC has a third-party term loan commitment of $8.5 million, which is non-recourse to us, of which $7.7 million has been borrowed as of December 31, 2008. This LLC, which is deemed to be a variable interest entity, is consolidated in our financial statements as of December 31, 2008 since we are the primary beneficiary.

We are committed to invest up to $5.4 million in debt or equity, of which $143,000 has been funded as of December 31, 2008, in exchange for a 95% non-controlling equity interest in a LLC that developed, constructed, owns and operates the Summerlin Medical Office Building III, located in Las Vegas, Nevada, on the campus of a UHS hospital. Summerlin Hospital Medical Center (“Summerlin Hospital”), a subsidiary of UHS, has committed to lease approximately 25% of this building pursuant to the terms of a 10-year flex lease. In addition, Summerlin Hospital has committed to a 50% master lease on the remaining 75% of the building pursuant to the terms of which the master lease for each suite will be cancelled at such time that the suite is leased for a minimum term of five years to another tenant acceptable to the LLC and Summerlin Hospital. Based upon the executed leases and letter of intent commitments in place as of December 31, 2008, the master lease threshold has not been met. The LLC has a third-party construction loan commitment of $14.4 million, which is non-recourse to us, of which $9.6 million has been borrowed as of December 31, 2008. This building was completed and opened during the first quarter of 2009. This LLC, which is deemed to be a variable interest entity, is consolidated in our financial statements as of December 31, 2008 since we are the primary beneficiary.

We have committed to invest up to $4.8 million in equity and debt financing, of which $2.3 million has been funded as of December 31, 2008, in exchange for a 95% non-controlling interest in a LLC that owns and operates the Vista Medical Terrace and The Sparks Medical Building, located in Sparks, Nevada on the campus of a UHS hospital. These medical office buildings were acquired by the LLC during the third quarter of 2008.

We are committed to invest up to $4.7 million in debt or equity, none of which has been funded as of December 31, 2008, in exchange for a 95% non-controlling equity interest in a LLC that will construct, own and operate the Auburn Medical Office Building II, located in Auburn, Washington on the campus of a UHS hospital. This building, tenants of which will include subsidiaries of UHS, is scheduled to be completed and opened during the fourth quarter of 2009.

UHS Legal Proceedings:    UHS, together with its South Texas Health System affiliates, which operate McAllen Medical Center, McAllen Heart Hospital, Edinburg Regional Medical Center and certain other affiliates, were served with a subpoena dated November 21, 2005, issued by the Office of Inspector General of the Department of Health and Human Services (“OIG”). At that time, the Civil Division of the U.S. Attorney’s office in Houston, Texas indicated that the subpoena was part of an investigation under the False Claims Act regarding compliance with Medicare and Medicaid rules and regulations pertaining to the employment of physicians and the solicitation of patient referrals from physicians from January 1, 1999 to the date of the subpoena, related to the South Texas Health System. UHS has advised us that documents were produced on a rolling basis pursuant to this subpoena and several additional requests, including an additional March 9, 2007 subpoena, beginning in January of 2006. On February 16, 2007, UHS’s South Texas Health System affiliates were served with a search warrant in connection with what UHS had been advised was a related criminal Grand Jury investigation concerning the production of documents. At that time, the government obtained various documents and other property related to the facilities. Follow-up Grand Jury subpoenas for documents and witnesses and other requests for information were subsequently served on South Texas Health System facilities and certain UHS employees and former employees.

UHS has advised us that it has received notification from the U.S. Department of Justice (“DOJ”) that, at this time, the DOJ will not be pursuing criminal prosecutive action against UHS or its South Texas Health System affiliates. The DOJ is still investigating whether or not any individuals independently obstructed justice as it relates to the civil subpoena dated November 21, 2005. Representatives of UHS have been advised that the Civil Division of the U.S. Attorney’s office in Houston, Texas is continuing its investigation in connection with the civil subpoena dated November 21, 2005 issued by the OIG. UHS’s legal representatives continue to meet with representatives of the Civil Division to discuss the status of this matter. UHS understands that, based on those discussions and its investigations to date, the government is focused on certain arrangements entered into by the South Texas Health System affiliates which, the government believes, may have violated Medicare and Medicaid rules and regulations pertaining to payments to physicians and the solicitation of patient referrals from physicians and other matters relating to payments to various individuals which may have constituted improper payments. UHS is cooperating with the investigations and responding to the matters raised with it. UHS has been negotiating a possible settlement of this matter with the government. UHS expects to continue its discussions with the government to attempt to resolve this matter in a manner satisfactory to UHS and the government. During 2008, UHS recorded a pre-tax charge of $25 million to establish a reserve in connection with this matter. However, there is no assurance that UHS will be able to reach a settlement, and, should a settlement be reached, UHS is unable, at this time, to determine the ultimate settlement amount. If UHS is ultimately unable to reach a settlement, UHS is unable, at this time, to determine the extent of the total financial and/or other exposure to it in connection with this matter.

UHS has advised us that it monitors all aspects of its business and that it has developed a comprehensive ethics and compliance program that is designed to meet or exceed applicable federal guidelines and industry standards. Because the law in this area is complex and constantly evolving, governmental investigation or litigation may result in interpretations that are inconsistent with industry practices, including UHS’s. Although UHS believes its policies, procedures and practices comply with governmental regulations, from time to time UHS is subjected to inquiries or actions with respect to its facilities and there is no assurance that UHS will not face sanctions, fines or penalties in connection with such inquiries or actions, including with respect to the investigation of its South Texas Health System affiliates. Even if UHS were to ultimately prevail, the government’s inquiry and/or action in connection with this matter could have a material adverse effect on UHS’s future operating results and on the future operating results of McAllen Medical Center. While the base rentals are guaranteed by UHS through the end of the existing lease term, should this matter adversely impact the future revenues and/or operating results of McAllen Medical Center, the future bonus rental earned by us on this facility may be materially, adversely impacted. Bonus rental revenue earned by us from McAllen Medical Center amounted to $1.7 million for each of the years ended December 31, 2008 and 2007 and $1.9 million during 2006. We can provide no assurance that this matter will not have a material adverse impact on underlying value of McAllen Medical Center or on the future base rental earned on this facility should the existing lease not be renewed at its current lease rate upon the scheduled expiration of the existing lease term in December, 2011.

Officers and Employees:    Our officers are all employees of UHS and although as of December 31, 2008 we had no salaried employees, our officers do receive stock-based compensation from time-to-time.

Share Ownership:    As of December 31, 2008, UHS owned 6.6% of our outstanding shares of beneficial interest.

Review, Approval and Ratification of Related Party Transactions

Pursuant to our Code of Business Conduct and Ethics, all employees, officers and Trustees of the Trust, including family members and entities in which such persons have an interest (except any other publicly traded company in which such persons have less than a 5% interest) should avoid any relationship or financial interest which gives rise to an actual or potential conflict of interest between us and the employee, officer or Trustee. If an employee, officer or Trustee becomes aware of an actual or potential conflict of interest, he or she should promptly bring it to the attention of, and disclose all material facts to, one or more of a supervisor, a member of our legal staff, or the Chairperson of the Nominating & Governance Committee of the Board.

Pursuant to Section 4.9 of our Declaration of Trust, we may not engage in a transaction with any employee, officer, agent or Trustee of the Trust or with any employee, officer, agent or director of the Advisor, or any affiliate thereof except to the extent that such transaction has been approved or ratified by a majority of the Trustees who do not have an interest in the transaction. We may not engage in a transaction with our Advisor or any affiliate thereof (such as UHS) except to the extent that such transaction has been approved or ratified by a majority of the Independent Trustees. In approving or rejecting the proposed agreement, the Trustees will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on Trustee independence. In general, the Trustees shall only approve those agreements that, in light of known circumstances, are in our best interests and that are fair and reasonable to us and our shareholders. For certain transactions with related persons, our Declaration of Trust requires that, based on an independent real estate appraiser, the total consideration is not in excess of the appraised value of the interest in the real property being acquired or disposed of, as applicable. If a transaction involves payments by us for services rendered (other than as Advisor, officer or Trustee), our Declaration of Trust requires that the payments made by us may not be in excess of payments made by third-parties to the related person for comparable services in the same geographic area and may not be in excess of fees charged by parties unrelated to us for comparable services in the same geographic area. All of our transactions with UHS and our Advisor were approved by a majority of our Independent Trustees.

AUDIT COMMITTEE REPORT

The Board of Trustees is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of our accounting functions and internal controls.

The Audit Committee reviews and evaluates, and discusses and consults with our management and the internal audit personnel and the independent registered public accounting firm about the following:

•	the plan for, and the independent auditors’ report on, each audit of our financial statements and internal controls;

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements;

•	significant developments in accounting rules;

•	the adequacy of our internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of a work environment that promotes ethical behavior.

The Audit Committee acts under a written charter which was originally adopted by the Board of Trustees in 2004 and is reviewed and approved on an annual basis. The Audit Committee reviews, acts on and reports to the Board of Trustees with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent auditors, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by the Trust regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Board of Trustees has determined that each of the members of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommended to the Board of Trustees that the financial statements be included in the Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2008:

•	First, the Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audits.

•

Second, the Audit Committee met with the independent auditors, without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

•

Third, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•

Fourth, the Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards of the Public Company Accounting Oversight Board (United States).

•

Fifth, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Trust, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

•

Finally, the Audit Committee obtained and reviewed a report from the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years inspecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Trust.

The Audit Committee reviewed our financial statements with the Board of Trustees and discussed them with KPMG LLP during the 2008 fiscal year, along with the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from KPMG LLP the written disclosures, including the letter, required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP its independence. Based on these discussions with KPMG LLP and management and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Trustees that the audited financial statements be included in our 2008 Annual Report on Form 10-K.

AUDIT COMMITTEE

James E. Dalton, Jr., Chairman
Myles H. Tanenbaum
Elliot J. Sussman, M.D.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as our independent registered public accounting firm for the 2008 and 2007 fiscal years and has been selected to serve in that capacity us for the 2009 fiscal year. It is anticipated that representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the shareholders or their representatives.

Set forth below are the fees paid or accrued for the services of KPMG LLP during 2008 and 2007:

	2008	2007
Audit fees	$390,000	$369,000
Audit-related fees	—	—
Tax fees	204,600	178,800
All other fees	—	—

Total	$594,600	$547,800

Audit fees for 2008 and 2007 consist primarily of professional services rendered to us or various audits of limited liability companies in which we hold equity interests. Such audit services include audits of financial statements, audit of our annual management assessment of the effectiveness of internal control over financial reporting in 2008 and 2007 (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements, and audit services provided in connection with regulatory filings.

Tax fees for professional services rendered in 2008 and 2007 consisted primarily of the preparation of federal and state income tax returns and consultation on various tax matters related to us or limited liability companies in which we hold equity interests.

The Audit Committee has considered and determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to us by the independent auditors are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent auditors. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between audit committee meetings if the fees for the proposed services are less than $25,000.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano
Secretary

King of Prussia, Pennsylvania

April 24, 2009

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — Universal Health Realty Income Trust

This Proxy is Solicited By The Board of Trustees For The Annual Meeting of Shareholders To Be Held on June 4, 2009

Alan B. Miller and Cheryl K. Ramagano, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all shares of Universal Health Realty Income Trust (the “Trust”) held of record by the undersigned on April 6, 2009 at the Annual Meeting of Shareholders to be held at 10:00 a.m., on Thursday, June 4, 2009 at the offices of the Trust at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ELECTION OF THE NOMINEES FOR TRUSTEE.

(This proxy is continued on reverse side)

PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received 1:00 a.m., Central Time, on June 4, 2009.
Vote by Internet • Log on to the Internet and go to www.envisionreports.com/UHT2009 • Follow the steps outlined on the secured website.

Vote by telephone

•  Call toll free 1-800-652-VOTE (8683) within the

   United States, Canada & Puerto Rico any time on a

   touch tone telephone. There is NO CHARGE to you

   for the call.

•  Follow the instructions provided by the recorded

   message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Election of Trustee — The Board of Trustees recommends a vote FOR the listed nominees.

1. Nominees:	For	Withhold	+
01 - James E. Dalton, Jr.	☐	☐

02 - Marc D. Miller	☐	☐

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders. Please sign exactly as name appears hereon. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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